   EXHIBIT EX. – 99.1

ATWOOD ANNOUNCES EXERCISE OF OPTION UNDER THE RICHMOND CONTRACT

Houston, Texas
7 November 2008

FOR IMMEDIATE RELEASE

Atwood Oceanics, Inc. (NYSE: ATW), announced today that the RICHMOND (the Company’s only rig in the Gulf of Mexico) has been awarded another well with a dayrate of $85,000 by Contango Operations Inc. (“Contango”) through their exercise of an option under the rig’s current contract. Prior to the exercise of this option, the contract commitment included the drilling of the current well at a dayrate of $75,000 (estimated to be completed around mid November 2008) followed by the drilling of another well at a dayrate of $78,000. Contango has assigned the $78,000 dayrate well to Newfield Exploration Company (“Newfield”). The Newfield well has an estimated duration of three months. Immediately upon completion of the drilling of the well for Newfield, the RICHMOND will commence drilling the $85,000 dayrate well for Contango which is estimated to take around 60 days to complete. Contango has also been given an option to drill one additional at a dayrate to be negotiated.

The RICHMOND has been highly utilized in the Gulf of Mexico for several years and on several occasions has proven its durability and station-keeping capability during hurricane season.

     Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

                                        Contact: Jim Holland
                                       281-749-7804